Exhibit 10.25

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

September 29, 2010

Patrick D. Spangler

Re:    Employment Terms

Dear Pat,

        On behalf of Epocrates, Inc. ("Epocrates" or the "Company"), I am pleased to offer you the full-time position of Chief Financial Officer. The terms and conditions of your new position and employment relationship with the Company are as set forth below:

        1.    Position and Work Schedule.

          a.     You will become the Chief Financial Officer for the Company. You will report directly to the Chief Executive Officer and will initially split your time working between the Company's offices in East Windsor, New Jersey and San Mateo, California. As discussed, we will allow you to determine which of these office locations will be your primary office location, and you are expected to relocate to that particular geographic area by the end of July, 2011. This is a full-time position.

          b.     You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

          c.     Of course, the Company may change your position, duties, reporting relationship and office location from time to time in its discretion (provided however, that as provided under Section 12 of this letter agreement, certain actions by the Company could constitute "Good Reason" for your resignation of employment and eligibility for Change of Control Severance Benefits).

        2.    Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on October 4, 2010 or any other mutually agreeable date (the "Start Date").

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        3.    Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States. This offer of employment is contingent upon such satisfactory proof.

        4.    Compensation.

          a.     Base Salary.    Your initial base salary will be payable in semi monthly installments of $12,500 pursuant to the Company's regular payroll policy, which equates to an annual base salary of $300,000. Because your position is classified as exempt, you will not be eligible for overtime premiums or additional compensation. Your base salary may be reviewed annually as part of the Company's normal salary review process. Any changes to your base salary are at the Company's sole discretion (provided however, that as provided under Section 12 of this letter agreement, a material decrease in your base salary could constitute "Good Reason" for your resignation of employment and eligibility for Change of Control Severance Benefits).

          b.     Bonus Compensation.    You will be eligible to participate in the 2010 Executive Bonus Plan (the "Bonus Plan"), pursuant to the terms and conditions of the Bonus Plan. Your target bonus under the Bonus Plan will be 60% of your 2010 base salary paid by the Company, and the actual bonus paid will be based upon the Company's performance (as determined by the Company) against the Bonus Plan. No bonus is considered earned under the Bonus Plan until the time that such bonus is scheduled to be paid as provided under the Bonus Plan. Thus, in the event that your employment has been terminated (either by the Company or by you), you will not be entitled to any bonus which has not been scheduled to be paid prior to the termination date. Any bonus for 2010 will be prorated based on your Start Date. Whether a bonus has been earned under the Bonus Plan, and the amount of any bonus earned, will be determined by the Company and approved by the Company's Board of Directors (the "Board") within its sole discretion. Any bonus earned will be paid as soon as practicable following the approval of the Bonus Plan payouts by the Board, as provided under the Bonus Plan.

          c.     Relocation Benefits.    To assist with your relocation to the San Francisco Bay Area or New Jersey (as discussed further above), the Company will provide you with the relocation assistance and benefits in the form of reimbursement (or direct payment to vendors or other service providers) of your reasonable direct out-of-pocket costs for your temporary lodging and transportation costs incurred by you prior to your relocation (collectively, the "Relocation Benefits"). The Relocation Benefits that you will be eligible to receive include, but are not limited to the following: (i) within each calendar quarter prior to your relocation (beginning with the fourth calendar quarter of 2010), the Company will reimburse your direct out-of pocket costs for up to six (6) round trip coach class airfare tickets to/from your current primary residence and the Bay Area or New Jersey, such tickets to be used by either you or your spouse and child(ren); (ii) the Company will reimburse the management fees that you will be required to pay during the time period through September 30, 2011 to the property management company which assists with the renting or leasing of your primary residence in Minnesota, up to a maximum of one thousand dollars ($1,000.00) per month; and (iii) the Company will reimburse your direct out-of-pocket costs to move your household goods and other personal property to the Bay Area or New Jersey, up to a maximum of thirty thousand dollars ($30,000) in the aggregate, provided that, such goods and personal property must be moved no later than July 31, 2011. The Relocation Benefits (or portions thereof) may be subject to deductions and withholdings, as provided by applicable law.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Any reimbursement-based Relocation Benefits will be paid to you within thirty (30) days after the date you submit receipts for the expenses, provided you submit those receipts and a properly completed expense reimbursement report within forty-five (45) days after you incur the expense. For the avoidance of doubt, to the extent that any such reimbursements are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, any such reimbursements payable pursuant to this Section 4(c) shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit. To be eligible for reimbursement or payment by the Company, you must remain an employee of the Company in good standing as of the date that the expense or cost is incurred.

        In addition, if any of the Relocation Benefits constitute taxable income to you, then after the amount of income tax and employment tax imposed on the Relocation Benefits can be determined and substantiated to the Company's satisfaction (in accordance with the procedures set forth in this paragraph), the Company shall pay either to you or to the applicable taxing authorities on your behalf (as required by applicable tax withholding rules determined and applied in the Company's good faith discretion), such additional amount (the "Gross-Up") as is necessary to ensure that you do not bear any income or employment taxes attributable to the Relocation Benefits. For the avoidance of doubt, the Gross-Up shall be calculated iteratively so that you do not bear income or employment taxes on the Gross-Up. The Gross-Up shall be calculated using your actual effective marginal federal and state income tax rates based on your federal and state income tax returns as actually filed for the taxable years in which the Relocation Benefits are paid. You will provide such tax returns to the Company for purposes of the Company's calculation of the Gross-Up no later than September 30 of the year in which such income tax returns are filed and the Gross-Up will be paid by the Company no later than December 31 of such year.

        5.    Stock Options.

          a.     Stock Option Grant With Time-Based Vesting.    In connection with the commencement of your employment, the Company will recommend that the Board grant you an option to purchase one hundred ninety-one thousand, nine hundred forty-seven (191,947) shares of the Company's Common Stock under the Company's equity incentive plan (the "Plan") with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the "Time-Based Vesting Option"). The Time-Based Vesting Option will be subject to approval of the Board and the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include the following five-year vesting schedule applicable to the shares subject to the Time-Based Vesting Option: twenty percent (one-fifth) of such shares shall vest on the first annual anniversary of the Start Date, and 1/60th of such shares shall vest monthly thereafter over the next four years. Vesting will, of course, depend on your continued service with the Company, as defined by the Plan. The Time-Based Vesting Option will be an incentive stock option to the maximum extent allowed by the tax code.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          b.     Stock Option Grant With Milestone-Based Vesting.    In addition, the Company will recommend that the Board grant you an additional option (separate from the Time-Based Vesting Option) to purchase one hundred ninety-one thousand, nine hundred forty-seven (191,947) shares of the Company's Common Stock under the Plan with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the "Milestone-Based Vesting Option"). The Milestone-Based Vesting Option will be subject to approval of the Board and the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include a vesting schedule pursuant to which the shares subject to the Milestone-Based Vesting Option will vest as provided below upon the earlier of either an Acquisition or IPO (as each of the foregoing terms is hereinafter defined) in the event that either such event occurs within one (1) year after the Start Date. The vesting schedule which will apply to the Milestone-Based Vesting Option, if neither an Acquisition nor an IPO occurs within one (1) year after the Start Date, also is provided below:

              (i)  Acquisition Milestone.    Prior to an IPO, if the Company is acquired pursuant to a merger or acquisition within one (1) year after the Start Date (collectively, "Acquisition"), and you remain in continuous service (as defined in the Plan) through and including the closing date of such Acquisition, the shares subject to the Milestone-Based Vesting Option will vest based on the amount of the aggregate net proceeds from the Acquisition as calculated based on the purchase price for the Company's Common Stock, subject to appropriate adjustments for stock splits, combinations, and the like (the "Per Share Price"), in accordance with the following schedule: (A) if the Per Share Price is less than [*] per share, no shares subject to the Milestone-Based Vesting Option will vest, and all shares will terminate in full; (B) if the Per Share Price is at least [*] per share but less than [*] per share, a total of 63,982 shares subject to the Milestone-Based Vesting Option will vest, and all remaining shares will terminate; (C) if the Per Share Price is at least [*] per share but less than [*] per share, a total of 127,965 shares subject to the Milestone-Based Vesting Option will vest, and all remaining shares will terminate; and (D) if the Per Share Price is [*] per share or more, all shares subject to the Milestone-Based Vesting Option will vest. Vesting under the preceding schedule shall occur, if applicable, only after all payments and/or consideration under the Acquisition have been received or otherwise released from any conditions for payment or receipt (such as earn-out payments or other deferred payments). In the event of an Acquisition, the Milestone-Based Vesting Option will not be eligible for any accelerated vesting relating to a Change of Control (as such term is hereinafter defined) or other corporate transaction, and the vesting schedule provided for the IPO milestone (even if an IPO subsequently occurs) and the Traditional Vesting Schedule set forth below shall not apply, notwithstanding any language to the contrary in this offer letter agreement or the Plan.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

             (ii)  IPO Milestone.    In the event of the initial public offering of the Company's securities on a national stock exchange within one (1) year after the Start Date (the "IPO") and you remain in continuous service (as defined in the Plan) through and including the date of the IPO (the "IPO Date"), the shares subject to the Milestone-Based Vesting Option will vest in accordance with the following schedule, subject to your continuous service (as defined in the Plan): twenty percent (one-fifth) of the shares subject to the Milestone-Based Vesting Schedule shall vest on the first annual anniversary of the Start Date, and 1/60th of such shares shall vest monthly thereafter over the next four years. In the event of an IPO, (A) the vesting schedule provided for an Acquisition set forth above shall not apply (even if an Acquisition occurs after the IPO), and (B) the Milestone-Based Vesting Option will be eligible for accelerated vesting under Section 12 of this offer letter agreement (Change of Control Severance Benefits).

            (iii)  Traditional Vesting Schedule.    If neither an Acquisition nor an IPO occurs as of the one (1) year anniversary of the Start Date, then effective as of such one (1) year anniversary date, the shares subject to the Milestone-Based Vesting Option will vest in accordance with the following schedule, subject to your continuous service (as defined in the Plan) (the "Traditional Vesting Schedule"): twenty percent (one-fifth) of the shares subject to the Milestone-Based Vesting Schedule shall vest on the one (1) year anniversary of the Start Date, and 1/60th of such shares shall vest monthly thereafter over the next four years. If the Traditional Vesting Schedule applies, (A) the vesting schedule provided for an Acquisition set forth above shall not apply (even if an Acquisition occurs more than one (1) years after the Start Date), and (B) the Milestone-Based Vesting Option will be eligible for accelerated vesting under Section 12 of this offer letter agreement (Change of Control Severance Benefits).

        With respect to the Milestone-Based Vesting Option, if an Acquisition occurs which includes contingent consideration that might allow for the achievement of a Proceeds Amount that would result in vesting, and such options would no longer exist upon the closing of the Acquisition, the Company agrees to use commercially reasonable efforts to work with you on an alternative structure (e.g., escrow or contingent bonus payment) to achieve a corresponding gross payment to you that would be equivalent to the amount you would be entitled to receive (i.e., price per share inclusive of the contingent consideration) in the event that the vesting event would be achieved. Any applicable payment shall be payable to you upon the payment to the stockholders of the contingent consideration in such Acquisition.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        6.    Benefits.    Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company's standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following your Start Date. Regular full-time and part-time exempt employees do not accrue vacation, sick leave, or other paid time off, and there is no set guideline on how much time off employees will be permitted to take. Under the terms of the Company's paid time off policy for exempt employees, you will be permitted to take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager. Further details about benefits are available for your review. Epocrates may modify benefit plans available to employees from time to time at its discretion, and you will remain eligible to participate in the Company's benefit plans which apply to executive level employees of the Company.

        7.    Employee 401(k) Plan.    You will be eligible to participate in Epocrates' 401(K) plan beginning on the first of the month following your Start Date. Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options. Epocrates does not match funds or make contributions.

        8.    Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company, or developed by you on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

        9.    Company Policies.    As a condition of your employment, you will be expected to abide by the Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

        10.    At-Will Employment.    Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        11.    Severance Benefits Not In Connection With A Change of Control.    If, at any time other than during the twelve (12) months following the consummation of a Change of Control (as defined herein), the Company or any successor entity terminates your employment without Cause (as defined herein), and if, on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company (the "Release") and you do not subsequently revoke the Release, then you will receive the following as your sole severance benefits (the "Severance Benefits"): (i) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates beginning with the first payroll date following the thirtieth day after the termination date (provided that the Release has become effective by such payroll date, and the initial severance payment will be a "catch-up" payment that provides the full amount of severance pay that you would have received if the severance payments had begun as of the first payroll date following the termination date); and (ii) provided that you timely elect continued group health insurance coverage through federal COBRA law or comparable state law (collectively, "COBRA"), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first. For purposes of this letter agreement, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

        12.    Change of Control Severance Benefits.    In the event that: (i) the Company consummates a change of control transaction, whereby fifty percent (50%) or more of the voting stock of the Company changes ownership pursuant to such transaction (a "Change of Control"); and (ii) within twelve (12) months after the consummation of a Change of Control, your employment with the Company is either (a) terminated by the Company or successor entity without Cause, or (b) terminated by you for Good Reason (as defined in and in accordance with the paragraph below); and (iii) if, on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company the Release and you do not subsequently revoke the Release; then you will receive the following as your sole severance benefits (the "Change of Control Severance Benefits"): (a) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates beginning with the first payroll date following the thirtieth day after the termination date (provided that the Release has become effective by such payroll date, and the initial severance payment will be a "catch-up" payment that provides the full amount of severance pay that you would have received if the severance payments had begun as of the first payroll date following the termination date);

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (c) any unvested shares subject to any option grants held by you as of the employment termination date will become vested, effective as of the employment termination date (unless otherwise provided under Section 5).

        For purposes of this Section 12, "Good Reason" shall mean one or more of the following conditions that arose upon or following the consummation of the Change of Control without your written consent: (i) a relocation of your assigned office which results in an increase in your one-way commuting distance by more than thirty-five (35) miles; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for "Good Reason" unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) fails to cure such condition within a period of thirty (30) days following such written notice.

        13.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13. To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the order in which payments and benefits shall be reduced shall be made by the Accountants in a manner that shall provide you with the greatest economic benefit, but if more than one manner of reduction of payments and benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, then the payments and benefits shall be reduced pro rata.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        14.    Deferred Compensation.    Severance payments made pursuant to Section 11 or Section 12, to the extent of payments made from the date of your termination through March 15 of the calendar year following your termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service. Notwithstanding anything to the contrary set forth herein, if any payments and benefits provided under this Agreement constitute "deferred compensation" within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A") (i) such payments and benefits shall not commence in connection with your termination of employment unless and until you also have incurred a "separation from service" (as such term is defined in Treasury Regulations Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A, and (ii) the Release required by Sections 11 and 12 above shall be considered effective only as of the latest permitted effective date for such Release if such Release could become effective in the calendar year following the calendar year in which your employment termination occurs.

        15.    Complete Agreement.    This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company's discretion in this letter, this letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

        This offer is valid until September 30, 2010.

Very truly yours,
Epocrates, Inc.

/s/ John S. Owens John S. Owens Senior Vice President Human Resources
UNDERSTOOD, ACCEPTED AND AGREED:
Patrick D. Spangler
/s/ Patrick D. Spangler Signature
9-29-2010 Date
10-4-2010 Start Date
Enclosure: Confidentiality Agreement

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.